EXHIBIT 99.1

Mid Penn Bancorp, Inc. Reports Third Quarter Earnings Announcement

MILLERSBURG, Pa., Oct. 21, 2010 (GLOBE NEWSWIRE) -- Mid Penn Bancorp, Inc. ("Mid Penn") (Nasdaq:MPB), the parent company of Mid Penn Bank, today reported earnings available to common shareholders for the third quarter of $352,000, or $0.11 per common share, an increase of 70.9% over the net income available to common shareholders of $206,000, or $0.06 per common share, reported during the same period of 2009. Through the first nine months of 2010, Mid Penn's earnings available to common shareholders were $1,621,000, or $0.47 per common share, an increase of 85.3% over the net income available to common shareholders of $875,000, or $0.25 per common share, reported during the same period of 2009. Mid Penn also reported increases of 16.3% in total deposits and 5.7% in total assets at September 30, 2010 versus September 30, 2009.

2010 Financial Highlights
(dollars in thousands, except per share data)

	09/30/10	09/30/09	% Change

Total Assets	$ 632,552	$ 598,192	5.7%

Total Loans (net)	461,342	477,043	-3.3%

Total Deposits	548,316	471,416	16.3%

	Quarter Ended			Year-to-Date Ended

	09/30/10	09/30/09	% Change	09/30/10	09/30/09	% Change

Net Interest Income	$ 4,987	$ 4,670	6.8%	$ 14,513	$ 13,357	8.7%

Net Income Available to Common Shareholders	352	206	70.9%	1,621	875	85.3%

Diluted Earnings per Common Share	0.11	0.06	83.3%	0.47	0.25	88.0%

Return on Average Equity	3.93%	2.64%	48.9%	5.61%	3.23%	73.7%

President's Statement

At Mid Penn, we continue to make progress in getting back to a level of quarterly earnings that would allow the payment of a common stock dividend.  This progress is directly related to clear improvements in our core operating results.  The deposits we now generate are relationship driven, more dependable, and of lower cost. The loans we originate are safer and generally more profitable.  Our expense management has also been responsible.  Hampering our progress has been a lack of loan demand, legacy issues with respect to asset quality, and, to some extent, regulatory impact.  To varying degrees, each of those negative impacts is out of our immediate control.  We do feel, however, that loan demand will pick up, asset quality will continue to improve, and that our model has been adjusted to efficiently keep pace with regulatory reform.  In the meantime, we will continue to work diligently to make the most of the situation in which we find ourselves three quarters of the way through 2010.  We will continue to develop great and profitable relationships with our customers.  We will continue to focus on the expansion of noninterest income.  We will continue to employ expense management strategies.

Due to the continuing impact on our capital from the losses in the 4th quarter of 2009, we must continue the suspension of our quarterly dividend.  As I indicated in the Press Release for the 2nd quarter of 2010, with the passing of each quarter of earnings, we get one step closer to the time when a dividend will be possible. Until that time, I thank you for your patience and your investment in Mid Penn.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC").  Accordingly, the financial information in this announcement is subject to change.

The Mid Penn Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6428

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this press release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Mid Penn to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words "expect", "anticipate", "intend", "plan", "believe", "estimate", and similar expressions are intended to identify such forward-looking statements.

Mid Penn's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

  The effects of future economic conditions on Mid Penn and its customers;
  Governmental monetary and fiscal policies, as well as legislative and regulatory changes;
  The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
  The risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;
  The effects of economic deterioration on current customers, specifically the effect of the economy on loan customers' ability to repay loans;
  The effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in Mid Penn's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;
  The costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
  Technological changes;
  Acquisitions and integration of acquired businesses;
  The failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities;
  Acts of war or terrorism;
  Volatilities in the securities markets;
  Deteriorating economic conditions.

All written or oral forward-looking statements attributable to Mid Penn are expressly qualified in their entirety by these cautionary statements.

CONTACT:  Mid Penn Bancorp, Inc.
          Rory G. Ritrievi, President, Chief Executive Officer
          Kevin W. Laudenslager, Vice President, Treasurer
          (717) 692-2133
          349 Union Street
          Millersburg, PA  17061